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                                                                    Exhibit 99.1



Press Release: Nine Mile Point Units 1 and 2 Nuclear Plants to be Auctioned
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          (ROCHESTER, NY) -- June 1, 2000 -- Central Hudson Gas & Electric
Corp., New York State Electric & Gas Corp., Niagara Mohawk Power Corp. and Rochester Gas and Electric Corp. today announced they will auction their ownership interests in the Nine Mile Point Unit 2 nuclear plant. Niagara Mohawk also announced it will auction Nine Mile Point Unit 1 nuclear plant.

     The decision to auction the plants is consistent with a New York State Public Service Commission order urging the owners to determine the market value of the facilities through an open, competitive process. Bids are scheduled to be due within the next two months. The closing of any sale will be subject to regulatory approval.

     Nine Mile Point 1, a 609-megawatt boiling-water reactor, is owned by Niagara Mohawk. Nine Mile Point 2, a 1,148-megawattt boiling-water reactor, is jointly owned by Central Hudson (9 percent), NYSEG (18 percent), Niagara Mohawk (41 percent), RG&E (14 percent) and the Long Island Power Authority (18 percent). Niagara Mohawk operates both plants. LIPA currently is not including its ownership interest in Nine Mile Point Unit 2 in the sale.

     In June 1999, Niagara Mohawk and NYSEG announced that they had reached agreement to sell their interests in Units 1 and 2 to AmerGen Energy Co. That agreement was mutually terminated by the three parties.

     The selling owners have retained J.P. Morgan and Navigant Consulting to manage the auction process. For further information about the process, please contact either Roger Wood at J.P. Morgan (212-648-3530) or Lisa Quilici at Navigant Consulting (781-564-9744).